EXHIBIT 4.2

FIRST AMENDMENT TO COMMON STOCK PURCHASE WARRANTS

This First Amendment to the Warrants (as defined below) (this “Amendment”) is entered into as of December 27, 2022 between Xeriant, Inc., a Nevada corporation (the “Company”), and Auctus Fund, LLC, a Delaware limited liability company (“Auctus”).

RECITALS

A. The Company issued to Auctus a common stock purchase warrant on October 27, 2021 (the “First Warrant”) and a common stock purchase warrant on July 26, 2022 (the “Second Warrant”, and together with the First Warrant, the “Warrants”). Defined terms not defined herein shall have the meaning ascribed to them in the Warrants.

B. The Company and Auctus desire to further amend the Warrants as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company and Auctus hereby agree as follows:

1. Section 2(b) of the Warrants shall be replaced in the entirety with the following:

 “(b) Anti-Dilution Adjustments to Exercise Price. If the Company or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or securities (including but not limited to Common Stock Equivalents) entitling any person or entity (for purposes of clarification, including but not limited to the Holder pursuant to (i) any other security of the Company currently held by Holder, (ii) any other security of the Company issued to Holder on or after the Issuance Date (including but not limited to the Note), or (iii) any other agreement entered into between the Company and Holder) to acquire shares of Common Stock (upon conversion, exercise or otherwise), at an effective price per share less than the then Exercise Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, elimination of an applicable floor price for any reason in the future (including but not limited to the passage of time or satisfaction of certain condition(s)), reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled or potentially entitled to receive shares of Common Stock at an effective price per share which is less than the Exercise Price at any time while such Common Stock or Common Stock Equivalents are in existence, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance (regardless of whether the Common Stock or Common Stock Equivalents are (i) subsequently redeemed or retired by the Company after the date of the Dilutive Issuance or (ii) actually converted or exercised at such Base Share Price), then the Exercise Price shall be reduced at the option of the Holder and only reduced to equal the Base Share Price, and the number of Warrant Shares issuable hereunder shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment (for the avoidance of doubt, the aggregate Exercise Price prior to such adjustment is calculated as follows: the total number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such adjustment (without regard to the Beneficial Ownership Limitation) multiplied by the Exercise Price in effect immediately prior to such adjustment) (such adjustment, “Full Ratchet Adjustment”). By way of example, if E is the total number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such adjustment (without regard to the Beneficial Ownership Limitation), F is the Exercise Price in effect immediately prior to such adjustment, and G is the Base Share Price, the adjustment to the number of Warrant Shares can be expressed in the following formula: Total number of Warrant Shares after such Dilutive Issuance = the number obtained from dividing [E x F] by G. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued, regardless of whether the Common Stock or Common Stock Equivalents are (i) subsequently redeemed or retired by the Company after the date of the Dilutive Issuance or (ii) actually converted or exercised at such Base Share Price by the holder thereof (for the avoidance of doubt, the Holder may utilize the Base Share Price even if the Company did not actually issue shares of its common stock at the Base Share Price under the respective Common stock Equivalents). Notwithstanding the foregoing, the Full Ratchet Adjustment shall be terminated at 11:59 p.m., New York time, on the date that the Company’s Common Stock is initially listed for trading on the Nasdaq National Market, Nasdaq Small Cap Market, New York Stock Exchange, NYSE MKT or other national securities exchange (the “Full Ratchet Termination Time”). For the avoidance of doubt and notwithstanding the foregoing, the termination of the Full Ratchet Adjustment pursuant to the immediately preceding sentence shall not affect any Full Ratchet Adjustment to this Warrant that occurred on or prior to the Full Ratchet Termination Time (such prior adjustment(s) shall remain in full force and effect). By way of example and for the avoidance of doubt, the Full Ratchet Adjustment shall apply to the Uplist Offering (as defined in the Note). The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 2(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 2(b), upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Holder is entitled to receive a number of Warrant Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Exercise Notice. Notwithstanding the foregoing, no adjustment will be made under this Section 2(b) with respect to an Exempt Issuance (as defined below). An “Exempt Issuance” shall mean the issuance of (a) shares of Common Stock or other securities to officers, directors, employees, or consultants of the Company pursuant to any stock or option or similar equity incentive plan duly adopted for such purpose, by a majority of the non-employee members of the Company’s Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose in a manner which is consistent with the Company’s prior business practices; (b) securities issued pursuant to a merger, consolidation, acquisition, or similar business combination, or licensing agreement, in each case approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; (c) securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a national bank approved by a majority of the disinterested directors of the Company; or (d) securities issued with respect to which the Holder waives its rights in writing under this Section 2(b).”

2. Effect of Amendment. Except as expressly amended by this Amendment, all of the terms of the Warrants shall remain in full force and effect.

3. Execution. This Amendment may be executed in two or more counterparts, including by facsimile, by e-mail in PDF format or by other electronic means, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.

Xeriant, Inc.

By:	/s/ KEITH DUFFY
Name:	Keith Duffy
Title:	CEO

Auctus Fund, LLC

By:	/s/ LOU POSNER
Name:	Lou Posner
Title:	Managing Director

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